Exhibit 3.48


                  Amendments to Bylaws of Public Storage, Inc.
               Adopted by the Board of Directors on August 5, 2003



                  WHEREAS: The Board of Directors of this corporation considers it to be in the best interests of the corporation to increase the authorized number of directors of the corporation from ten (10) to eleven (11);

                  WHEREAS: The corporation's Bylaws permit the Board of Directors to designate the number of directors of the corporation provided that such number is within the range of not less than eight
         (8) or more than fifteen (15).

                  NOW, THEREFORE, BE IT RESOLVED: That the second sentence of
         Section 3 of Article IV of the corporation's Bylaws is hereby amended to read as follows:

                         "The exact number of directors shall be eleven (11)
                  until changed within the limits specified above, by a bylaw amending this section 3, duly adopted by the board of directors or by the shareholders."